Exhibit 99.1

For Immediate Release	TBC Contact: Patrice Kelty
561-383-3000x 2527 / (M) 561-420-3052

Midas Contact: Bob Troyer
630-438-3016 / (M) 312-543-6703

TBC Corporation Has the “Midas Touch,”

Finalizes Acquisition

Palm Beach Gardens, Fla. and Itasca, Ill – April 30, 2012 — TBC Corporation (“TBC”), one of the largest marketers of replacement tires in the United States, today announced that it has completed the acquisition of Midas, Inc. through one of its wholly owned subsidiaries, with Midas being the surviving corporation. The short form merger was the final step of the acquisition process and follows TBC’s acceptance of and payment for all of the shares validly tendered and not withdrawn pursuant to its tender offer. The tender offer expired on April 24, 2012 with approximately 68.8 percent of Midas’ outstanding shares having been tendered. The transaction is valued at approximately $310 million, including the assumption of approximately $137 million in debt and pension liabilities.

“Midas is a terrific fit for our retail group,” stated Larry Day, TBC chairman and chief executive officer. “We’re going to capitalize on all the opportunities and synergies created by the power of our franchise and company-owned operations to most effectively meet the growing needs of today’s tire and automotive service consumer.”

Day went on to emphasize the commitment of TBC Corporation and Sumitomo Corporation of America to its franchise operations. “In addition to our commitment to consumers, we are dedicated to strengthening the success of our franchisees. They are a significant part of the industry and play a critical part in the success of our strategic plan.”

Midas has requested the New York Stock Exchange to take the necessary steps with the U.S. Securities and Exchange Commission to delist Midas’ common stock from the NYSE.

About TBC Corporation

Headquartered in Palm Beach Gardens, Fla., TBC Corporation is one of the nation’s largest marketers of automotive replacement tires through a multi-channel strategy. TBC Corporation is a wholesale supplier to independent regional tire retailers and distributors throughout the U.S., Canada and Mexico. Additionally, TBC’s wholesale group operates Carroll Tire, a regional tire wholesale distributor servicing independent tire dealers across the United States. TBC’s Retail Group operates more than 1200 franchised and company-owned tire and automotive service centers under the brands Tire Kingdom®, Merchant’s Tire & Auto Centers®, NTB-National Tire & Battery and Big O Tires®. TBC is owned by Sumitomo Corporation of America (SCOA). SCOA is the largest subsidiary of Sumitomo Corporation (SC), one of Japan’s major integrated trading and investment business enterprises.

About Midas

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,250 franchised, licensed and company-owned Midas shops in 13 countries, including nearly 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 160 auto service centers in the United States and Mexico.

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